Verde Energy USA
Holdings, LLC and Subsidiaries
Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017

Verde Energy USA Holdings, LLC and Subsidiaries
Index
March 31, 2017

Page(s)
Condensed Consolidated Interim Financial Information
Balance Sheets as of March 31, 2017 (unaudited) and December 31, 2016    1
Statements of Operations for the three months ended
March 31, 2017 and 2016 (unaudited)    2
Statements of Changes in Members’ Equity for the
three months ended March 31, 2017 (unaudited)    3
Statements of Cash Flows for the three months ended
March 31, 2017 and 2016 (unaudited)    4
Notes to Condensed Consolidated Interim Financial Information
March 31, 2017 (unaudited) and December 31, 2016    5–16

Verde Energy USA Holdings, LLC and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
March 31, 2017 and December 31, 2016

(in thousands except per share amounts)	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$7,847	$9,112
Restricted cash	3,608	4,049
Accounts receivable, net	20,471	22,844
Other receivables	224	31
Prepaid expenses	1,590	878
Income taxes receivable	1,291	1,379
Total current assets	35,031	38,293
Fixed assets, net	3,975	3,715
Deferred financing costs, net	3	6
Customer lists, net	2,883	3,248
Notes receivable	420	420
Goodwill	599	599
Security deposits and other	815	752
Deferred income taxes	2,309	2,366
Total assets	$46,035	$49,399

Liabilities and Members' Equity
Current liabilities:
Revolving line of credit	$4,815	$7,097
Accrued energy costs	6,583	7,298
Accounts and sales taxes payable	2,302	2,378
Accrued expenses	5,074	4,596
Collateral line of credit	4,444	4,267
Term loans current	7,691	7,130
Total current liabilities	30,909	32,766
Term Loan	—	2,088
Total liabilities	30,909	34,854
Commitments and contingencies (Notes 14 and 16)

Members' equity:
Series A preferred units ($0.00 par value) authorized, issued, outstanding	—	—
Common units ($0.001 par value); 2,581 and 2,569 issued at March 31, 2017 and December 31, 2016, respectively	3	3
Additional paid-in capital	7,363	7,328
Members' equity	7,760	7,214
Total members' equity	15,126	14,545
Total liabilities and members' equity	$46,035	$49,399

The accompanying notes are an integral part of these condensed consolidated interim financial information.

Verde Energy USA Holdings, LLC and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
Three Months Ended March 31, 2017 and 2016

(in thousands)	March 31, 2017	March 31, 2016
Net revenue	$36,868	$45,950
Cost of energy sold	25,984	33,412
Selling and service	4,161	3,561
General, administrative and regulatory	3,740	3,542
Depreciation and amortization	806	1,609
Loss on disposal of asset	5	—
Income from operations	2,172	3,826
Interest income	(18)	(14)
Interest expense	499	519
Total other expense	481	505
Income before provision for income taxes	1,691	3,321
Provision for income taxes	124	646
Net income	$1,567	$2,675

The accompanying notes are an integral part of these condensed consolidated interim financial information.

Verde Energy USA Holdings, LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Members’ Equity (unaudited)
Three Months Ended March 31, 2017

	Series A Preferred		Common		Additional Paid-in Capital	Members' Equity (Deficit)	Total Members' Equity
(in thousands except per share amounts)	Units	Amount	Units	Amount
Balances as of December 31, 2016	—	$—	2,569	$3	$7,328	$7,214	$14,545
Common units warrants exercise	—	—	1	—	—	—	—
Common units issued	—	—	11	—	29	—	29
Tax distributions	—	—	—	—	—	(1,021)	(1,021)
Warrant issuance	—	—	—	—	6	—	6
Net income	—	—	—	—	—	1,567	1,567
Balances as of March 31, 2017	—	$—	2,581	$3	$7,363	$7,760	$15,126

The accompanying notes are an integral part of these condensed consolidated interim financial information.

Verde Energy USA Holdings, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
Three Months Ended March 31, 2017 and 2016

(in thousands)	March 31, 2017	March 31, 2016
Cash flows from operating activities:
Net income	$1,567	$2,675
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	806	1,609
Amortization of debt issuance costs	32	61
Bad debt expense	446	377
Stock based compensation	35	15
Deferred income taxes	56	—
Loss on disposal of asset	5	—
Change in operating assets and liabilities, net of acquisitions
Accounts receivable	1,927	2,135
Other receivables	(193)	33
Prepaid expenses	(712)	(2,651)
Income taxes receivable	88	(1)
Security deposits and other	9	23
Accounts and sales taxes payable	(74)	890
Accrued energy costs and expenses	(239)	(2,802)
Net cash provided by operating activities	3,753	2,364
Cash flows from investing activities:
Restricted cash	442	207
Purchase of fixed assets	(787)	(441)
Proceeds from sale of asset	10	—
Cash paid for acquisitions, net of cash acquired	—	(799)
Net cash used in investing activities	(335)	(1,033)
Cash flows from financing activities:
Net repayments on revolving line of credit	(2,283)	(13,215)
Proceeds from collateral line of credit	3,630	4,706
Repayments on collateral line of credit	(3,453)	(1,996)
Repayments on term loans	(1,556)	(83)
Proceeds from term loans	—	12,208
Repayments on subordinated debt	—	(438)
Payment of member tax distributions	(1,021)	(1,190)
Net cash used in financing activities	(4,683)	(8)
Net (decrease) increase in cash and cash equivalents	(1,265)	1,323
Cash and cash equivalents
Beginning of period	9,112	3,292
End of period	$7,847	$4,615
Cash paid during the period for:
Income taxes	$—	$200
Interest	473	520
Noncash supplemental disclosure
Capital expenditures held in accrued expenses	$103	$—

The accompanying notes are an integral part of these condensed consolidated interim financial information.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

1.	Description of Business and Organization
Verde Energy USA Holdings, LLC (“VEU”) and its subsidiaries (collectively, the “Company”) is an independent retail energy services company that provides residential and commercial customers in competitive markets with an alternative choice for natural gas and electricity. VEU is a holding company whose sole material assets consist of equity interests in its direct and indirect wholly owned subsidiaries.
The business of the Company primarily involves the sale of electricity and natural gas to residential and commercial customers under variable price and fixed price contracts. The Company, through its subsidiaries, principally markets electricity and natural gas and derives its gross margin from the difference between the price at which it sells the commodities to its customers and the price at which it purchases the associated volumes from its suppliers.
Through its licensed operating subsidiaries, the Company (i) provides retail electricity to its customers in the Connecticut, Illinois, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, and Texas markets; and (ii) provides retail natural gas to its customers in New Jersey, New York and Pennsylvania.
As at December 31, 2016, the following are the direct and indirect wholly owned subsidiaries of VEU: Verde Energy USA, Inc. (“Verde Inc.”), Verde Energy Solutions, LLC; Verde Energy USA Commodities, LLC; Verde Energy USA Connecticut, LLC; Verde Energy USA DC, LLC; Verde Energy USA Illinois, LLC; Verde Energy USA Maryland, LLC; Verde Energy USA Massachusetts, LLC; Verde Energy USA New Jersey, LLC; Verde Energy USA New York, LLC; Verde Energy USA Ohio, LLC; Verde Energy USA Pennsylvania, LLC; Verde Energy USA Texas Holdings, LLC; Verde Energy USA Texas, LLC; and Verde Energy USA Trading, LLC.

2.	Summary of Significant Accounting Policies
Basis of Presentation
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The condensed consolidated interim financial information is presented in U.S. dollars. The condensed consolidated balance sheet as of December 31, 2016 was derived from the audited financial statements for the year ended December 31, 2016, but does not include all disclosures required by U.S. GAAP. This information should be read in conjunction with our consolidated interim financial information and notes contained in our audited financial statements for the year ended December 31, 2016.
Principles of Consolidation
The condensed consolidated interim financial information includes the financial statements of VEU and its direct and indirect wholly owned subsidiaries for the three month period ended March 31, 2017 and the year ended December 31, 2016, respectively, and include all the subsidiaries and entities over which VEU has power to govern the financial and operating policies, are consolidated from the date of acquisition and control, and continue to be consolidated until the date that such control ceases. All intercompany balances, revenue, and expenses are eliminated on consolidation.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

Use of Estimates and Assumptions
The preparation of condensed consolidated interim financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and the disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical experience as well as management’s future expectations. As a result, actual results could materially differ from management’s estimates and assumptions. The information furnished herein reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the condensed consolidated interim financial information. Operating results for the three months ended March 31, 2017 are not necessarily indicative of the results which may be expected for the full year or for any interim period.
Recently Issued Pronouncements
In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The objective of ASU 2016-09 is to simplify how share-based payments are accounted for and presented in the financial statements, including the following: (1) a change in the timing of when the tax effects related to share-based payments are recorded, (2) a change in the amount of statutory tax which can be withheld without causing the award to be liability classified, and (3) a change which allows entities to make an accounting election for the impact of forfeitures on the recognition of expense for share-based payment awards. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2016, and interim reporting periods within those calendar years. The Company is currently evaluating the impact of adoption of this standard on its condensed consolidated interim financial information.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (“ASU 2016‑13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The ASU will apply to: (1) accounts receivable, trade receivables, loans and other financial assets measured at amortized cost, (2) loan commitments and certain other off-balance sheet credit exposures, (3) debt securities and other financial assets measured at fair value through other comprehensive income, and (4) beneficial interests in securitized financial assets. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of adoption of this standard on its condensed consolidated interim financial information.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The objective of ASU 2014-09 is to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards. As amended, ASU 2014-09 is effective for private companies for annual periods beginning in 2019. The Company is currently evaluating the impact that the standard will have on its condensed consolidated interim financial information.
In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2012-02”). The objective of ASU 2016-02 is to require lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by lease agreements. The ASU will also require additional note disclosures regarding other key information from leasing arrangements. ASU 2016-02 will be effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

evaluating the impact that the standard will have on its condensed consolidated interim financial information.
On November 17, 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Entities will also be required to reconcile such total to amounts on the balance sheet and disclose the nature of the restrictions. ASU 2016-18 will be effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact that the standard will have on its condensed consolidated interim financial information.

3.	Acquisitions
On March 17, 2016, the Company, acting through its subsidiary, Verde Energy USA Texas, LLC, acquired 4,571 commercial and residential electric accounts in the State of Texas from TruSmart Energy LLC and assumed its bi-lateral power hedges with Shell. The transaction was accounted for under the acquisition method of accounting and recorded at fair value. All expenses associated with the acquisition were expensed as incurred. The fair value of the customer list acquired was determined based upon a discounted cash flow model. The acquisition was financed through the credit facility from Shell Energy North America (“Shell”) (Note 9).
The following table summarizes the fair value of the assets acquired and liabilities assumed at the acquisition date during the year ended December 31, 2016 with respect to TruSmart Energy:

Fair value of customer lists	$739
Bi-lateral hedge liabilities	(482)
Cash consideration paid	$257
During 2016, the Company, acting through its subsidiary, Verde Energy USA Texas, LLC, acquired an aggregate of 8,393 commercial and residential electric accounts in the State of Texas from Andeler Corporation. A portion of the commercial accounts consist of Continuous Service Agreements, which are contractual arrangements with the owners of apartment complexes and similar properties that allow the Company to automatically transfer (i) electric service and (ii) bill payment responsibility for any unit listed on the contract to the owner when the unit is unoccupied or a resident/occupant requests that service be turned off. The transaction was accounted for under the acquisition method of accounting and recorded at fair value. All expenses associated with the acquisition were expensed as incurred. The fair value of the customer list acquired was determined based upon a discounted cash flow model. The acquisition was financed through the credit facility from Shell (Note 9).
The following table summarizes the purchase price paid, fair value of the assets acquired and liabilities assumed at the acquisition date during the year ended December 31, 2016 with respect to Andeler Corporation:

Purchase price	$2,144
Cash consideration paid	2,144
Fair value of customer lists	$2,144

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

4.	Customer Lists
Customer lists, net at March 31, 2017 and December 31, 2016, consisted of the following:

	March 31, 2017	December 31, 2016
Customer lists	$21,220	$21,220
Less: Accumulated amortization	(18,337)	(17,972)
Customer lists, net	$2,883	$3,248
Customer lists acquired are amortized over the estimated three to seven-year average life of the related customer contracts acquired. Amortization expense for the three months ended March 31, 2017 and 2016, was $365 and $1,266, respectively. Future minimum amortization is as follows:

December 31, 2016
2017 (remainder)	$954
2018	504
2019	451
2020	325
2021	288
Thereafter	361
$2,883

5.	Accounts Receivable
Accounts receivable, net, at March 31, 2017 and December 31, 2016, consisted of the following:

	March 31, 2017	December 31, 2016
Billed	$12,763	$13,371
Unbilled	7,708	9,473
Accounts receivable, net	$20,471	$22,844
Allowance for uncollectible accounts totaled $231 and $202 at March 31, 2017 and December 31, 2016, respectively.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

6.	Fixed Assets
Fixed assets at March 31, 2017 and December 31, 2016, consisted of the following:

	March 31, 2017	December 31, 2016
Furniture and equipment	$1,318	$1,053
Computer hardware and software	381	338
Website costs	1,976	1,905
Internally developed software	4,003	3,814
Leasehold improvements	730	641
	8,408	7,751
Less: Accumulated depreciation	(4,433)	(4,036)
Fixed assets, net	$3,975	$3,715
Depreciation and amortization expense totaled $397 and $260 for the three months ended March 31, 2017 and 2016, respectively.

7.	Deferred Financing Costs
Deferred financing costs include legal fees and debt underwriting fees. These costs are amortized over five years, the term of the debt instruments, on a straight-line basis. Amortization expense, which is included within interest expense in the consolidated statements of operations, totaled $2 and $61 for the three months ended March 31, 2017 and 2016, respectively.
Deferred financing costs at March 31, 2017 and December 31, 2016, consisted of the following:

	March 31, 2017	December 31, 2016
Deferred financing costs	$1,234	$1,234
Less: Accumulated amortization	(1,231)	(1,228)
Deferred financing costs, net	3	6
Future minimum amortization for the remainder of 2017 is $3.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

8.	Notes Receivable
In May 2014, the Company entered into a Master Broker Agreement with Front Line Power Solutions, LLC (“Front Line”), in which Front Line agreed to act as a broker for the Company and to assist it in obtaining commercial customers. As part of that transaction, the Company extended two term loans to Front Line consisting of a term loan in the amount of $350 on May 23, 2014 and a term loan in the amount of $70 on August 5, 2015. The loans are unsecured, accrue interest at 12% per year and are due and payable on May 1, 2018. In connection with the loans, the Company was issued warrants to acquire membership units in Front Line. The warrants have not been exercised.

9.	Financing
Shell Energy North America Agreements

Credit Agreement
The Company has a substantial business relationship with Shell, in which Shell both sells and finances power and provides related products and services, including credit support arrangements. The relationship began in August of 2011. Under the credit agreements with Shell, the Company has access to a revolving credit facility, a collateral credit facility, a storage credit facility and a term loan facility. The maximum amount available under the different facilities was $27,000 in August of 2011 and was increased to $35,000 effective August of 2013.
On January 31, 2013, the Company entered into an interim credit facility with Shell in the maximum amount of $10,000 to finance the acquisition of certain commercial and residential accounts in the states of New Jersey, Pennsylvania and Connecticut. The interim credit facility bears interest at 11.25% per annum and was due January 31, 2015. Amounts drawn under this interim credit facility were required to be repaid in 22 monthly installments beginning April 30, 2013. In February of 2015, the Company made the final payment on the $10,000 Shell interim credit facility.
On February 23, 2016, the Company amended and restated its financing relationship with Shell. Among other changes, the amended and restated documentation extended the expiration date until February 23, 2021, increased the maximum amount available under the different facilities from $35,000 to $50,000, and reclassified as a Term Loan $10,000 of the outstanding Revolving Credit Facility, a substantial portion of which amount was used to fund the acquisition of Potentia Energy LLC in 2014. In connection with and as consideration for the closing of that transaction, the Company issued to Shell a warrant to purchase 92 Common Units at a purchase price per Common Unit of $18.25. The fair value of the warrants has been recognized as a discount on the term loan, which will be accreted to interest expense over the term of the Term Loan.
The credit facilities are collateralized by substantially all assets of the Company.  The facilities are also subject to certain financial and nonfinancial covenants.  The Company routinely tracks and monitors its compliance with its covenant requirements and was not aware of any noncompliances as at March 31, 2017 and December 31, 2016. The credit facilities contain certain customary events of default including, among other things, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults, change in control, events of bankruptcy, material undischarged judgments in excess of $500, and certain events with respect to material contracts. If such an event of default occurs, Shell would be entitled to take various actions, including the acceleration of amounts due under the credit facilities and all actions permitted to be taken by a secured creditor.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

At March 31, 2017 and December 31, 2016, the interest rates on the revolving and collateral facilities were 6.00% and 7.00%, respectively. Prior to February 23, 2016, the interest rate on the revolving credit facility was 3.0% per annum plus the greater of 300 basis points or the three-month LIBOR, and the interest rate on the collateral credit facility was 3.0% per annum plus the greater of 400 basis points or the three-month LIBOR. Effective February 23, 2016, the interest rate on the revolving credit facility was 3.0% per annum, plus the greater of LIBOR or 3%, and the interest rate on the collateral credit facility was 3.0% per annum, plus the greater of LIBOR or 4%. Interest expense on the above facilities totaled approximately $189 and $237 for the three months ended March 31, 2017 and 2016, respectively.
Supply Agreement
The Company has a substantial business relationship with Shell in which Shell supplies the Company’s wholesale energy needs (electricity and natural gas) and hedging requirements in accordance with the Company’s Risk Policy, as incorporated into the Shell financing documents. On February 23, 2016, the Company amended and restated its supply relationship with Shell. Among other changes, the amended and restated documentation extended the expiration date until February 23, 2021.
Under the supply agreements, Shell assumes the responsibility for meeting all the credit and collateral requirements with each ISO. Under the supply agreements, the LDCs serving the Company’s customers are directed to remit all customer payments into a designated restricted bank account, and the funds in that account are used to pay Shell for the energy supplied and other fees and interest due under the supply agreements. The trade payables are secured by funds pledged in the restricted account and accounts receivable.
Term Loans
In February 2016, the Company entered into two term loan facilities with Shell, one in the amount of $10,000, which reclassified that amount of the outstanding principal balance of the Revolving Credit Facility, and one in an aggregate amount not to exceed $3,000, to be used by the Company to fund its purchase of customer lists from Andeler Corporation (Note 3). Each term loan bears interest at 8% per annum plus the Prime Rate. Principal and interest on each is due and payable monthly over a term of 24 months. At March 31, 2017 and December 31, 2016, the interest rates on the interim credit facilities were 11.50%.  Interest expense on the above facilities totaled approximately $254 and $128 for the three months ended March 31, 2017 and 2016, respectively.

10.	Subordinated Term Loans
On March 31, 2014, certain management members converted a total of $975 of the principal balance of their subordinated terms loans into 52 Common Units, at a conversion rate of $18.75 per Common Unit. The Company is required to redeem the 52 Common Units on or before March 31, 2018 at a price of $21.65 per Common Unit. Conversion fees paid to members totaled $24 and $56 for the three months ended March 31, 2017 and 2016, respectively.
On October 1, 2015, the Company borrowed $500 from VEU’s Chairman to fund the redemption of the Preferred Units (Note 11) and issued its subordinated term loan note in the amount of $500. The Note was paid in full as of December 1, 2016.

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

11.	Members’ Equity and Warrants
Preferred Units
Pursuant to the Limited Liability Company Agreement of Verde Energy USA Holdings, LLC, made as of January 1, 2011 (as amended, the “LLC Agreement”), the Company is authorized to issue Preferred Units. As of March 31, 2017 and December 31, 2016, there were no Preferred Units issued and outstanding.
Common Units
The Company is authorized to issue Common Units. Common Units outstanding are 2,581 and 2,569 as of March 31, 2017 and December 31, 2016, respectively. In May and June 2016, the Company redeemed an aggregate of 22 Common Units from certain members of its senior management team, at a purchase price of $18.25 per Common Unit, by paying cash in the aggregate amount of $401. The redemptions facilitated the exercise of Common Unit warrants and the payment of income taxes by the members.
Warrants
The Company has issued warrants to purchase Common Units both as compensation for services rendered and in connection with issuances of debt. Each warrant entitles the holder to purchase a Common Unit. The exercise prices on warrants outstanding as of March 31, 2017 ranged from $15.00 to $25.00 per Common Unit and are generally exercisable for a period of five years. The warrant holder has the option of exercising the warrant, in whole or in part, either for cash at the exercise price in the warrant or on a net basis (a “cashless exercise”), which is based on the positive difference between the “fair market value” of the Common Units over the exercise price. Any warrant not exercised by the expiration date lapse and are forfeited. The purpose of the issuance of warrants as compensation is to provide a means to attract and retain individuals to serve as directors, employees and consultants who provide services to the Company by affording such individuals a means to acquire and maintain ownership of equity in the Company.
The fair value of each warrant grant is estimated on the date of grant using the Black-Scholes option pricing model. Because the option pricing model requires the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the warrants.
The Company does not maintain an internal market for its Common Units, and observable market prices are not available. Therefore, the Company estimates a value for its warrants by substituting historical volatility of certain appropriate comparable companies for the expected volatility of its Common Unit price as an assumption in its valuation model.
The assumptions used and the weighted average calculated value of the warrants on various grant dates are noted in the following table. There were no warrants granted in 2017. The risk-free interest rate assumed in valuing the options is based on the one-year U.S. Treasury yield curve.

2016
Risk-free interest rate	1.03% - 1.22%
Expected dividend yield	—
Expected volatility	14.49%
Expected life (term to exercise from grant date) in years	5
Weighted average calculated value of options granted	$166

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

The Company recognized equity-based compensation expense of $35 and $15 for the three months ended March 31, 2017 and 2016, respectively. As of March 31, 2017, $19 of total unrecognized compensation expense is expected to be recognized through December 2017.
The weighted-average grant date fair values of the warrants granted during the three months ended March 31, 2017 and 2016 was zero and $147. At March 31, 2017, the warrants had no intrinsic value.
A summary of warrant activity for the three months ended March 31, 2017 and 2016 is as follows:

	Warrants	Weighted Average Exercise Price
Outstanding - January 1, 2017	464	$17.21
Exercised	(3)	—
Outstanding - March 31, 2017	461	17.23
Exercisable - March 31, 2017	437	17.21
The table above includes 246 warrants issued to Shell through March 31, 2017 in connection with the Shell agreements. The warrants redeemed in 2017 were exercised on a cashless basis.

12.	Leases
The Company leases offices in Norwalk, Connecticut and Houston, Texas.
On September 1, 2016, the Company entered into a lease agreement for a new corporate office in Houston, Texas under an operating lease for 65 months commencing December 1, 2016. Cash in the amount of $21 was paid as a security deposit towards the lease. The Company has the option of extending the lease for an additional 5-year renewal term and the option of terminating the lease at the end of the 41st month by giving prior notice and paying a termination payment.
Total rent expense for the three months ended March 31, 2017 and 2016 was $95 and $62, respectively.
The future minimum lease payments for the next five years are:

2017 (remainder)	$235
2018	339
2019	283
2020	158
2021	161

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

13.	Income Taxes for Verde Energy USA, Inc. (C-CORP)
Differences between the federal statutory income tax rate of 34% and the effective income tax rate are as follows:

	March 31, 2017	March 31, 2016
Statutory tax rate	34.00%	34.00%
Partnership activity not subject to income tax	(27.81)	(17.84)
State taxes (net of federal impact)	1.05	5.81
Permanent differences	0.09	0.37
Other	0.00	-2.90
Total	7.33%	19.44%
At March 31, 2017 and December 31, 2016, the Company had state net operating loss carryforwards of $2,498, respectively. The state net operating loss carryforwards begin to expire after the 2033 tax year. At March 31, 2017 and December 31, 2016, the Company had no remaining federal net operating loss carryforwards.
Unrecognized tax benefits result from income tax positions taken or expected to be taken on the Company’s income tax returns for which a tax benefit has not been recorded in the Company’s financial statements. At March 31, 2017 and December 31, 2016, there was no interest or penalties accrued relating to uncertain tax positions.
The federal income tax returns of the Company for the years ended December 31, 2013 through December 31, 2016 are subject to examination by the Internal Revenue Service. State income tax returns for the years ended December 31, 2012 through December 31, 2016 are subject to examination by the states where the Company files income tax returns.

14.	Commitments and Guaranties
Purchase Commitments
The Company has forward physical contracts to acquire energy in specified future periods on a fixed basis. All such contracts are considered to be “normal purchases” under US GAAP and, therefore, are not reported on the consolidated balance sheets. The following table summarizes the purchase commitments of energy as of March 31, 2017 and December 31, 2016:

Purchase Commitments - Electricity	March 31, 2017	December 31, 2016
Volume range of each contract	0 - 6 MW	0 - 8 MW
Total volume	552,018 MWH	604,088 MWH
Delivery dates	April 2017 - December 2019	January 2017 - December 2019
Fixed price per MWH	$16.12 - $58.05	$17.12 - $86.85
Approximate cost	$20 million	$23 million

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

Management Guarantees
VEU’s Chairman and its Chief Executive Officer have guaranteed obligations of the Company from time to time, including certain payment and performance bonds issued for the benefit of the Company, typically for tax or regulatory purposes. Pursuant to an Inducement and Indemnity Agreement, the Company pays each guarantor a monthly fee based on the then-outstanding principal amount of the guaranteed obligations, together with interest thereon at the rate of 12% per annum. The guarantors have the option of receiving equity in VEU rather than cash, on a nondilutive basis, valued at $5.00 per unit.
For the three months ended March 31, 2017 and 2016, the Company incurred guarantee fee expense of $29 and $37, respectively. In 2017, the guarantee fee was paid in stock. In 2016, the guarantee fee was paid in cash.

15.	Benefit Plan
The Company maintains a 401(k) profit-sharing plan covering substantially all of its employees. Participants may contribute a percentage of compensation up to the maximum allowed by the Internal Revenue Code. The Company’s contributions under the plan are based on specific percentages of employee contributions. The Company’s contributions for the three months ended March 31, 2017 and the three months ended March 31, 2016 were $50 and $46, respectively. In 2016, the Company made contributions to its 401(k) profit sharing plan in the amount of $190.

16.	Contingencies
Litigation
The Company is occasionally party to asserted and unasserted claims arising from the course of operations. Except as set forth below, management is of the opinion that the outcome of any such claims will not have a material impact on the Company’s financial position, results of operations or cash flows.
As of March 31, 2017, the Company was involved in two putative class action lawsuits, one in Pennsylvania and one in New Jersey, alleging violations of the Telephone Consumer Protection Act (“TCPA”), and one putative class action lawsuit in Connecticut alleging that the Company charged rates in violation of its contracts with its customers and that were excessive and unfair.
Estimating an amount or range of possible losses resulting from litigation proceedings is inherently difficult and requires an extensive degree of judgment, particularly where the matters involve indeterminate claims for monetary damages, are in the early stages of the proceedings, and are subject to appeal. In addition, because most legal proceedings are resolved over extended periods of time, potential losses are subject to change due to, among other things, new developments, changes in legal strategy, the outcome of intermediate procedural and substantive rulings and other parties’ settlement posture and their evaluation of the strength or weakness of their cases. For these reasons, the Company is currently unable to predict the ultimate timing or outcome of, or reasonably estimate the possible losses or a range of possible losses resulting from, the matters described above. Based on information currently available, the Company does not believe that any reasonably possible losses arising from currently pending legal matters will be material to the Company’s results of operations or financial condition. However, in light of the inherent uncertainties involved in such matters, an adverse outcome in one or more of these matters could

Verde Energy USA Holdings, LLC and Subsidiaries
Notes to Condensed Consolidated Interim Financial Information (unaudited)
March 31, 2017 and December 31, 2016
(in thousands except per share amounts)

materially and adversely affect the Company’s financial condition, results of operations or cash flows in any particular reporting period.

Regulatory
The Company is an independent energy marketer of retail energy to residential and commercial customers across numerous states. Market rules and regulations locally, regionally and state to state change periodically. These changes will likely have an impact on the Company’s business; some may be material and others may not. Some changes may lead to new or enhanced business opportunities, some changes may result in a negative impact on the Company’s business. As such, there is no way to impute an exact effect through a cost benefit analysis, because there are many variables. The regulatory process does allow for some participation, and the Company engages in that participation, however, such participation provides no assurance as to the outcome of such proceedings. The Company does not expect proceedings to have a material adverse effect on the Company’s financial condition or results of operations.

17.	Subsequent Events
The Company has evaluated subsequent events through August 18, 2017, which is the date at which the condensed consolidated interim financial information were available to be issued. No subsequent events were identified except those noted below.
In July 2017, the Company sold all of its equity interests in its direct and indirect subsidiaries to CenStar Energy Corp. (“CenStar”). In consideration of the purchase, CenStar paid $45,000 in cash, plus approximately $20,000 for working capital and issued a promissory note to the Company in the amount of $20,000. The promissory note bears interest at 5% and is payable monthly over a period of 18 months. A portion of each payment on the promissory note will be used to fund an escrow account of up to $7,000, which will be used to secure and fund certain amounts for which the Company has indemnified CenStar. The Company is also entitled to receive earn out payments equal to the subsidiaries’ Adjusted EBITDA for the 18 months after closing to the extent that Adjusted EBITDA exceeds $20,000 and certain other requirements are met. There will be offsets against the post-closing payments for litigation expenses, certain tax liabilities and other amounts for which the Company has indemnified CenStar. The Company utilized the proceeds and paid approximately $26,000 to satisfy its obligations to Shell.